Exhibit 8.1
DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

November 2, 2020

Resource Real Estate Opportunity REIT II, Inc.
1845 Walnut Street, 18th Fl.
Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“Company”), in connection with that certain Agreement and Plan of Merger, dated as of September 8, 2020 (the “Merger Agreement”), by and among the Company, RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of the Company (“REIT II Operating Partnership”), Revolution I Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“REIT I”) and Resource Real Estate Opportunity OP, LP, a Delaware limited partnership and the operating partnership of REIT I.  This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-249572), which contains the proxy statement/prospectus of the Company and REIT I filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2020, as amended and supplemented through the date hereof (the “Form S-4”).

As described in the Form S-4, and pursuant to the Merger Agreement, the parties thereto intend to merge (the “Merger”) REIT I with and into Merger Sub, with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of the Company.

In connection with Section 8.3(f) of the Merger Agreement, you have requested our opinion that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

BACKGROUND

Upon the terms and subject to the conditions set forth in the Merger Agreement, REIT I shall merge with and into Merger Sub.  Following the Merger, Merger Sub will continue as the surviving entity and an indirect wholly owned subsidiary of Company, and the separate corporate existence of REIT I will cease.  Company will maintain its existence as a real estate investment trust under Section 856 of the Code.

DOCUMENTS REVIEWED

In rendering the opinion expressed herein, we have examined and relied on: (i) the Merger Agreement, (ii) the Form S-4, (iii) certificates of representations, each of which is dated November 2, 2020, provided by Company and REIT I, respectively (the “Certificates of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

OPINION AND GENERAL LIMITATIONS

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  An opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits of the issue, if the issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position asserted by the IRS.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Merger, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Form S-4.

For purposes of rendering the opinion expressed herein, we have also assumed that the representations contained in the Certificates of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Merger, that all parties related to the Merger have complied with and will continue to comply with the covenants and agreements set forth in the Certificates of Representations and the Merger Agreement, and that each representation that is stated in the Certificates of Representations to be made to the best of the knowledge of the parties related to the Merger is accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger without regard to such qualification as to the best of knowledge of any of the party related to the Merger.

Our opinion could be affected if any of the facts set forth in the Merger Agreement, the Form S-4 or the Certificates of Representations or other documents, records and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificates of Representations.

Based upon and subject to the foregoing, we are of the opinion that the merger of REIT I with and into Merger Sub will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.

The opinion expressed herein represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof.  We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming.  The opinion expressed herein represents our conclusions based upon the assumptions, documents, facts, representations, covenants and agreements referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinion.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinion expressed herein is (i) limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of Company in connection with the Form S-4.  We assume no obligation to update our opinion in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinion.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion; provided that this opinion may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities laws.  We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4 and to the reference to DLA Piper LLP (US) under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Form S-4.  In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DLA Piper LLP (US)